Asset Management Fund

May 19, 2020

Austin Atlantic Asset Management Co.

1 Alhambra Plaza, Suite 100

Coral Gables, FL 33143

Ladies and Gentlemen:

Reference is made to the Investment Advisory Agreement between us dated as of May 10, 2017, as amended, (the “Agreement”). This letter serves to amend Sections 9 and 14 and Schedule A of the Agreement as stated below. In addition, we agree that, for purposes of Section 14 of the Agreement, the meeting of the Board of Trustees of Asset Management Fund, held via teleconference on May 19, 2020, shall constitute an in person meeting.

1.	Section 9 of the Agreement is replaced entirely with the following:

Duration and Termination. This Agreement will become effective with respect to each Fund upon the date listed for such Fund on Schedule A, provided that it shall have been approved by vote of a majority of the outstanding voting securities of such Fund, in accordance with the requirements under the 1940 Act, and, unless sooner terminated as provided herein, shall continue in effect for an initial term of two years from its original effective date for such Fund. Thereafter, if not terminated, this Agreement shall continue in effect as to a particular Fund for successive one-year terms, provided that such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Trust’s Board of Trustees who are not parties to this Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, or otherwise, as permitted by the 1940 Act, rules, interpretations or exemptive relief thereunder, and (b) by the vote of a majority of the Trust’s Board of Trustees or by the vote of a majority of all votes attributable to the outstanding shares of such Fund in accordance with the provisions of the 1940 Act and rules interpretations or exemptive relief thereunder. Notwithstanding the foregoing, this Agreement may be terminated as to a particular Fund at any time on 60 days’ written notice, without the payment of any penalty, by the Trust (by vote of the Trust’s Board of Trustees or by vote of a majority of the outstanding voting securities of such Fund) or by the Investment Adviser. This Agreement will immediately terminate in the event of its assignment. This Agreement may also be terminated by the Trust upon written notice to the Investment Adviser that the Investment Adviser is in material breach of this Agreement, unless the Investment Adviser cures such breach to the reasonable satisfaction of the Trust within thirty (30) days after written notice, provided that such thirty (30) day cure period shall be extended by an additional thirty (30) days if the Investment Adviser is in the process of attempting in good faith to remedy such breach. In addition, the Trust has the right to terminate this Agreement upon immediate notice if the Investment Adviser becomes statutorily disqualified from performing its duties under this Agreement or otherwise is legally prohibited from operating as an investment adviser. As used in this Agreement, the terms “majority of the outstanding voting securities”, “interested persons” and “assignment” shall have the same meanings as ascribed to such terms in the 1940 Act.

2.	Section 14 of the Agreement is replaced entirely with the following:

Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally or without the mutual agreement of the parties, and no amendment of this Agreement shall be effective until approved by the Board, including a majority of the trustees who are not interested persons of the Investment Adviser or of the Trust and (if required under interpretations of the 1940 Act by the Securities and Exchange Commission or its staff) by vote of the holders of a majority of the outstanding voting securities of the Fund to which the amendment relates.

3.	Schedule A of the Agreement is amended to remove all references to the Ultra Short Mortgage Fund.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Trust and retaining one copy for your records.

Sincerely,

Asset Management Fund

By:	/s/ David Bunstine

Name:	David Bunstine

Title:	President

Accepted:

Austin Atlantic Asset Management Co.

By:	/s/ Sean Kelleher

Name:	Sean Kelleher

Title:	President